Exhibit 99.3

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.

FINANCE, AUDIT AND RISK COMMITTEE CHARTER

I.	PURPOSE

The Audit Committee shall provide assistance to the Board of Directors (the “Board”) of Lakewood-Amedex Therapeutics Inc., (the “Corporation”) in fulfilling the Board’s responsibility to the Corporation’s shareholders relating to the Corporation’s accounting, financial reporting practices, the system of internal controls, the audit process, the quality and integrity of its financial reports, and the Corporation’s process for monitoring compliance with laws and regulations and the Corporation’s Code of Conduct and Ethics.

The Audit Committee’s responsibility is oversight. Management of the Corporation has the responsibility for the Corporation’s financial statements as well as the Corporation’s financial reporting process, principles, and internal controls. The independent auditor is responsible for performing an audit of the Corporation’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, reviewing the Corporation’s quarterly financial statements and other procedures. Each member of the Audit Committee shall be entitled to rely on; (i) the integrity of those persons within the Corporation and of the professionals and experts (such as the independent auditor) from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts absent actual knowledge to the contrary, and (iii) representations made by management of the independent auditor as to any non-audit services provided by the independent auditor to the Corporation.

II.	AUTHORITY

The Audit Committee has the authority to conduct or authorize investigations into any matters within its scope of responsibility. Its primary duties and responsibilities are to:

●	Appoint, compensate, and oversee the work of any registered public accounting firm (referred to herein as the “independent auditor”) employed by the Corporation;

●	Resolve any disagreements between management and the auditor regarding financial reporting;

●	Pre-approve all auditing and non-audit services;

●	Retain independent counsel, accountants, or others to advise the Audit Committee or assist in the conduct of an investigation;

●	Seek any information it requires from employees—all of whom are directed to cooperate with the Audit Committee’s requests—or external parties;

●	Meet with the Corporation’s officers, the independent auditor, or outside counsel, as necessary; and

●	Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and corporate policy.

The Audit Committee intends to fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

III.	COMPOSITION AND PROCEDURES

A.	Membership

The Audit Committee shall be comprised of three or more directors, as determined by the Board. All members of the Audit Committee shall be “independent”, as such term is defined in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in that each Audit Committee member may not, other than in his or her capacity as a director or member of any committee of the Board, (i) accept any consulting, advisory, or other compensatory fee from the Corporation; or (ii) be an affiliated person of the Corporation or any subsidiary thereof. In addition, each Audit Committee member shall qualify as an “independent director” for purposes of the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), as such standards may be changed from time to time; provided, that any non-independent director serving on the Audit Committee pursuant to the “exceptional and limited circumstances” exception available under NASDAQ rules may not serve on the Audit Committee for more than two (2) years; and provided, further, that such non-independent director may not be permitted to serve as chair of the Audit Committee.

All members of the Audit Committee shall be financially literate by being familiar with basic finance and accounting practices and able to read and understand fundamental financial statements at the time of their appointment to the Audit Committee. Furthermore, at least one member of the Audit Committee shall be designated as the “financial expert” with financial sophistication as defined by having experience in finance or accounting, professional certification in accounting, or any other comparable experience or background, such as being or having been a CEO or CFO or other senior officer with financial oversight responsibilities. The Corporation shall disclose, in its annual report, whether or not, and if not, the reasons therefor, the Audit Committee includes at least one “audit committee financial expert,” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

B.	Appointment and Removal

The members of the Audit Committee shall be elected by the Board or its Nominating and Governance Committee. The entire Audit Committee or any individual Audit Committee member may be removed without cause by the affirmative vote of a majority of the Board. Any Audit Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Secretary of the Corporation, or the Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may elect a successor to assume the available position on the Audit Committee when the resignation becomes effective.

C.	Committee Chairman (‘Chair’)

Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership. The Chair shall determine the agenda for and the length of meetings and shall have unlimited access to management and to information relating to the Audit Committee’s purposes. The Chair shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Audit Committee.

D.	Meetings, Minutes and Reporting

The Audit Committee shall meet at least twice per year, or more frequently as circumstances dictate. All Audit Committee members are expected to attend each meeting, in person or via tele- or video-conference. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.

The Audit Committee shall keep minutes of the proceedings of the Audit Committee. In addition to the specific matters set forth herein requiring reports by the Audit Committee to the full Board, the Audit Committee shall report such other significant matters as it deems necessary concerning its activities to the full Board. The Audit Committee may appoint a Secretary whose duties and responsibilities shall be to keep records of the proceedings of the Audit Committee for the purposes of reporting Audit Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Audit Committee, or otherwise at the direction of a Audit Committee member. The Secretary need not be a member of the Audit Committee or a director and shall have no membership or voting rights by virtue of the position.

As part of its job to foster open communication, the Audit Committee should meet separately in executive session, at least annually, with management, the director of the internal auditing department and the independent auditor to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chair should meet separately with the independent auditor, and management while the Corporation is a private company, semi-annually to review the Corporation’s financial statements in accordance with Section IV below.

E.	Delegation

The Audit Committee may, by resolution passed by a majority of the Audit Committee members, designate one or more subcommittees, each subcommittee to consist of one or more members of the Audit Committee. Any such subcommittee, to the extent provided in the resolutions of the Audit Committee and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the Audit Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Audit Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Audit Committee or the Board when required.

F.	Authority to Retain Advisors

In the course of its duties, the Audit Committee shall have the authority, at the Corporation’s expense, but within budget, and without needing to seek approval for the retention of such advisors or consultants from the Board, to retain and terminate consultants, legal counsel, or other advisors, as the Audit Committee deems advisable, including the sole authority to approve any such advisors’ fees and other retention terms within approved budget.

IV.	RESPONSIBILITIES AND DUTIES

The Audit Committee, in its capacity as a committee of the Board, shall be directly responsible for the appointment, retention, compensation, evaluation, oversight and, if necessary, termination of the independent auditor(s) employed by the Corporation (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each independent auditor shall report directly to the Audit Committee.

The following shall be recurring duties and responsibilities of the Audit Committee in carrying out its purposes. These duties and responsibilities are set forth below as a guide to the Audit Committee, with the understanding that the Audit Committee may alter or supplement them as appropriate under the circumstances, to the extent permitted by applicable law.

A.	Document Review & Reporting Process

1.	Review and reassess, at least annually, the adequacy of this Charter, make recommendations to the Board and request approval for proposed changes, as conditions dictate, to update this Charter, and ensure appropriate disclosure as may be required by law or regulation.

2.	Review with management, and the independent auditor, the Corporation’s annual financial statements prior to the release of audited financials to shareholders, including a discussion with the independent auditor of the matters required to be discussed under the applicable Statements of Auditing Standards (“SAS”).

3.	Review with management and the independent auditor each of the audited financial statements on a yearly basis. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review, but the entire Audit Committee should be present when the yearly audit is completed and subsequently presented to the full Board of Directors.

4.	Review with management and the independent auditor the effect of regulatory and accounting initiatives that may affect the Corporation, as well as the effect of any off-balance sheet structures and transactions on the Corporation’s financial statements.

5.	Regularly report to the Board about Committee activities, issues, and related recommendations.

6.	Provide an open avenue of communication between the internal auditing department, the independent auditor, and the Board.

7.	Perform a risk analysis for the company together with Management and present to the Board for input and approval and update yearly.

8.	Report annually to the shareholders, describing the Audit Committee’s composition, responsibilities and how they were discharged, and any other information required by applicable rules and regulations, including approval of non-audit services.

9.	Review any other reports the Corporation issues that relate to Committee responsibilities.

10.	Perform other activities related to this Charter as requested by the Board.

11.	Institute and oversee special investigations as needed.

12.	Confirm annually that all responsibilities outlined in this Charter have been carried out.

13.	Evaluate the Audit Committee’s and each member’s performance and qualifications under applicable rules and regulations on a regular basis.

B.	Financial Reporting Process

1.	In consultation with the independent auditor and the chief audit executive, review the integrity of the Corporation’s financial reporting processes, and the coordination of the internal audit function with the independent auditor. The Audit Committee shall report regularly to and review with the full Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent auditor, or the performance of the internal audit function.

2.	Consider and approve, if appropriate, changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditor, management, or the internal auditing department.

3.	Ensure that there exist regular systems of reporting to the Audit Committee by each of management, the independent auditor and the chief audit executive regarding any significant judgments made in management’s preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

4.	Regularly review any significant disagreements among management and the independent auditor or the internal auditing department in connection with the preparation of the financial statements.

5.	Ensure and oversee timely reports from the independent auditor to the Audit Committee of (i) all critical accounting policies and practices; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Corporation, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and the management of the Corporation, such as any management letter or schedule of unadjusted differences.

C.	Financial Statements

1.	Review significant accounting and reporting issues, including complex or unusual transactions (such as off-balance sheet structures, if any) and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the financial statements.

2.	Review with management and the independent auditor the results of the audit, including any difficulties encountered and any significant changes in the audit plan.

3.	Review the annual financial statements, and consider whether they are complete, consistent with information known to committee members, and reflect appropriate accounting principles.

4.	Review other sections of the annual report and related regulatory filings before release and consider the accuracy and completeness of the information.

5.	Review with management and the independent auditor all matters required to be communicated to the committee under generally accepted auditing standards.

6.	Understand how management and the internal auditing department prepare interim financial statements, and the degree of involvement of the independent auditor in the review process.

7.	Review interim financial statements with management and the independent auditor before filing with regulators and consider whether financial statements are complete and consistent with the information known to committee members.

D.	Internal Controls

1.	Discuss with management and the independent auditor policies and programs with respect to risk management and risk assessment and inquire about risks or exposures facing the Corporation.

2.	Understand how the internal auditing department has implemented and maintains the Corporation’s internal controls and understand the process for the independent auditor’s review of the internal controls and obtain reports on significant findings and recommendations regarding effectiveness of the controls, together with management’s responses.

3.	Consider and review with the independent auditor the effectiveness of the Corporation’s internal control system, including information technology security and control.

4.	Review management’s annual internal control report which acknowledges management’s responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting; and contains an assessment of the effectiveness of the internal control structure.

E.	Internal Audit (if applicable)

1.	Review with management and the chief audit executive the charter, plans, activities, staffing, and organizational structure of the internal audit function.

2.	Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.

3.	Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

4.	On a regular basis, meet separately with the chief audit executive to discuss any matters that the committee or the chief audit executive believes should be discussed privately.

F.	Independent Auditor

1.	Review the independent auditor’s proposed scope and approach for the audit, including coordination with internal audit function.

2.	Review the performance of the independent auditor and exercise final approval on the appointment or discharge of the independent auditor. The Audit Committee has the sole authority and responsibility to select, evaluate, and where appropriate, replace the independent auditor. The independent auditor is ultimately accountable to the Audit Committee for such auditor’s review of the financial statements and internal controls of the Corporation. The Audit Committee shall also exercise final approval on the compensation of the independent auditor.

3.	Approve in advance all audit services and all permitted non-audit services, except where such services are determined to be de minimis under the Exchange Act, within the Corporation budget. The Audit Committee may delegate, to one or more designated members of the Audit Committee, the authority to grant such pre-approvals. The decisions of any member to whom such authority is delegated shall be presented to the full Audit Committee at each of its scheduled meetings.

4.	Oversee and ensure the independence of the auditor by:

●	receiving from, and reviewing and discussing with, the auditor, on a periodic basis, a formal written statement delineating all relationships between the auditor and the Corporation consistent with the applicable requirements of the Public Company Accounting Oversight Board (in preparation for potential public exchange listing);

●	reviewing, and actively discussing with the Board, if necessary, and the auditor, on a periodic basis, any disclosed relationships or services, including non-audit services, between the auditor and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the auditor;

●	recommending, if necessary, that the Board take appropriate action to satisfy itself of the auditor’s independence; and

●	ensuring that the lead or coordinating audit partner having primary responsibility for the audit, or the audit partner responsible for reviewing the audit does not perform audit services for the Corporation for more than five (5) consecutive fiscal years.

5.	Set clear hiring policies for employees or former employees of the Corporation’s independent auditor.

6.	On a regular basis, meet separately with the independent auditor to discuss any matters that the Audit Committee or independent auditor believes should be discussed privately.

H.	Approval of Related Person Transactions

1.	Review and approve, prior to the Corporation’s entry into any such transactions, all transactions in which the Corporation is or will be a participant which would be reportable by the Corporation under Item 404 of Regulation S-K promulgated under the Securities Act as a result of any of the following persons having or expected to have a direct or indirect material interest (a “Related Person Transaction”):

●	executive officers of the Corporation;

●	members of the Board;

●	beneficial holders of more than 5% of the Corporation’s securities;

●	immediate family members[1] of any of the foregoing persons; and

●	any other persons whom the Board determines may be considered to be related persons as defined by Item 404 of Regulation S-K promulgated under the Securities Act.

2.	In reviewing and approving such transactions, the Audit Committee shall obtain, or shall direct management to obtain on its behalf, all information that the Audit Committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the Audit Committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the Audit Committee. This approval authority may also be delegated to the Chairman of the Audit Committee in some circumstances. No Related Person Transaction shall be entered into prior to the completion of these procedures.

3.	The Audit Committee or the Chairman, as the case may be, shall approve only those Related Person Transactions that are determined to be in, or not inconsistent with, the best interests of the Corporation and its stockholders, taking into account all available facts and circumstances as the Audit Committee or the Chairman determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to the Corporation; the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which the member or any of his or her immediate family members has an interest.

4.	The Audit Committee shall adopt any further policies and procedures relating to the approval of Related Person Transactions that it deems necessary or advisable from time to time.

I.	Legal Compliance/General

1.	Review, with the Corporation’s counsel, any legal or regulatory matter that could have a significant impact on the Corporation’s financial statements.

2.	Report through its Chair to the Board following meetings of the Audit Committee.

3.	Review the adequacy of the Corporation’s insurance coverage.

1	“Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household with the executive officer, director or 5% beneficial owner.

4.	Review the status of the Corporation’s tax strategy and other material tax matters.

5.	Maintain minutes or other records of meetings and activities of the Audit Committee.

6.	When deemed necessary by the members of the Audit Committee, retain independent legal, accounting, or other advisors or consultants to advise and assist the Audit Committee in carrying out its duties, without needing to seek approval for the retention of such advisors or consultants from the Board, permitted within the Corporation budget. The Audit Committee shall determine the appropriate compensation for any advisers retained by the Audit Committee. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

7.	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Corporation from external parties regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters, whether through the whistleblower hotline or other reporting channels. Ensure such procedures maintain the confidentiality and anonymity of persons reporting violations or suspected violations and ensure that the Corporation does not take retaliatory actions against those reporting.

8.	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

9.	Review the findings of any examinations by regulatory agencies, and any auditor observations.

10.	Review the process for communicating the Corporation’s Code of Conduct and Ethics to the Corporation’s personnel, and for monitoring compliance therewith, including the establishment of procedures to ensure open and regular communications with the Corporation’s Compliance Committee.

11.	Obtain regular updates from management and the Corporation’s legal counsel regarding compliance matters.

12.	Review with management the policies and procedures with respect to officers’ expense accounts and perquisites.

13.	Perform any other activities consistent with this Charter, the Corporation’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

V.	COMPENSATION

Audit Committee members shall be compensated by the Corporation solely in the form of directors’ fees. Audit Committee members may, however, receive greater fees than those received for Board service by other Board members, in light of their heightened responsibilities to the Corporation. These fees would be set at the full Board of Directors level.